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                                                                  EXHIBIT NO. 21

                                 Subsidiaries

              Name                                  State of Incorporation
              ----                                  ----------------------

Pro-Soft Development Corp.                        California

The Chapel Hill Group - Technology                North Carolina
Consultants, Inc.

Net Guru Technologies, Inc.                       Illinois